Exhibit 4.29

lnduslnd Bank Sancti on No: IBUCAD Nott~\~2017-1810989 Date: 16.06.2017 MakeMyTrlp Indi a Pri vate Limi ted UG-7, (Front Side), TDI Mall. Raj oun Garden New Delhi -110027, lnd1a Dear Sir/Madam, Re: Renewal cum Enhancement of Cred it Limits. Wi th reference to your request for the credit facilities, we are pleased to sanction the facilities as under subject to the terms and condi tions as men tioned in the Annexures. The facihbes are in contlnuabon/ mod1fication of our earlier sanction letter No. IBU CBG/ 2016-11/767 dated 18th June 2016 The facilities (unless expressly stated otherwise) are repayable/ determinable on demand. and are presently being made available for a period of one Year from the date of sanction i e 16"' June 2017. , however subJect to a rev1ew by the Bank at any time. The Bank may, at 1ts sole discretion choose to continue/ renew the fac1lities for a period beyond th e period aforesa1d. Facility Limits Sancti oned (Rs. in crores) Existing Revised Overdraft Limits-! 15 15 Bank Guarantees: ( For operational requirements) sub lim i t of OD hmits1 {10) (10) Overdraft against credit card receivables of American express cred it cards -2 20 20 Bank Gua rantees-! (For lATA) 125 165 Bank Guarantees-2 (For other airlines) (proposed ~< <ub-limlt of l ATA BG-1} 15 (15) SBLC limit (sub-limit of Bank guarantee-2 } ( 2.5} ( 2. 5) Forex ( Forwards/ Optoons/ Denvatoves) Notional : Rs62.5crores 5 (5} MTM: Nil (for hedging I BL's own exposure) Total exposure 180 200 Cash backed facilities ( in addition to the above exposure) Overdraft agains t FD 30 30 Bank Guarantees aga1nst FO 0 30 Total cash backed 30 60 ') ;;~~'V.J)~\ ~• ,,., (\•). g-~•.~ (;ul9ari ~•";, li/, ~~~ -0 Pl>a,. II,Gurgoon -122 002,1nd;a. Te l. (0124) 4749SOO Fax: (0124) 4749597 ~ AeglnefHOffke: 2401 Gen.Thlmn'WI)'Y~Road. Punt 411 001,1nd~ <yTel. (020126343201 Fox:I02012634l24 1 vn.tU>•twwwJndvsindcom \ '""=" CIN l65191PNI994PLC076333 '

This sanction communication is being sent to you in duplicate. You are requested to return to us the duplicate copy along with the Annexure/s duly signed by the authorized signatory of the Company as a token of your having accepted the terms & conditions within 30 days of the letter, failing which it will be presumed that you are not interested in availing continuation of these facilities and the Bank may, in its discretion, withdraw them without any further notice to you. The facilities will be made available on execution of requisite security documents, submission of required undertakings and creation of requisite charges over your assets and guarantors' assets, if applicable.

Please note that the terms and conditions of the sanction are valid for a period of 90 days from the date of the sanction letter and the Bank reserves the right to revise the rate of interest and any other terms and conditions of the sanction in case documentation and disbursement is not completed within the validity period, or, at its discretion, treat the sanction as withdrawn.

Assuring you the best of our attentions,

Yours faithfully
For IndusInd Bank Limited

Relationship Manager – Commercial Banking

IndusInd Bank Limited

Zonal Head – Commercial Banking

Accepted the above terms and conditions. We hereby confirm execution of the facility and security documents executed in favour of Bank and confirm that the securities created there under will continue for the above renewed facilities

Borrower:

For Make My Trip (India) Pvt. Ltd.

MakeMyTrip (India) Pvt. Ltd. Gurgaon

Authorised Signatory

Accepted the aforesaid Terms and Conditions

Guarantors –

For Make My Trip Ltd

MakeMyTrip (India) Pvt. Ltd. Gurgaon

Authorised Signatory

Annexure I
Terms and Conditions
Make My Trip (India) Pvt. Ltd

Type of Facility	**Overdraft facility**
Limit	Rs15crores
Purpose	To meet working capital requirements.
Rate of interest	9.10% p.a., Linked to 1 year MCLR Bank has the right to substitute/change MCLR with any alternate rate or change the spread over MCLR or over such rate as per policy of the bank or as may be requested by RBI/statutory directives.
Period of Sanction	Repayable on demand, subject to review at annual intervals or as may be decided by the Bank from time to time.
Margin	Nil
Primary Security	Exclusive charge over all the assets of the company excluding vehicles which are purchased or will be purchased by the Company under hypothecation to the financing Bank(s).
Guarantees	Corporate Guarantee of MakeMy Trip Limited.
Documentation	As per Bank's internal policies/ guidelines.
Other terms	One way interchangeability to the extent of Rs15crores permitted into IATA BG facility.

Type of Facility	**Bank Guarantee (sub-limit of OD limit of Rs15crores)**
Nature	Financials/ Performance Guarantees
Limit	Rs10crores
Purpose	For genuine business requirements.
Period of Sanction	12months
Cash Margin	Nil
Commission	0.15% p. a. plus applicable taxes
Tenor (including claim period)	18 Months including claim period (in case of guarantees exceeding 18 months, bank has the right to call for such guarantees to be covered by full cash margin from 19th month onwards.)
Primary Security	Exclusive charge over all the assets of the company excluding vehicles which are purchased or will be purchased by the Company under hypothecation to the financing Bank(s).
Guarantees	Corporate Guarantee of MakeMy Trip Limited.

Special Covenants For Bank Guarantee: (The deletions/strikethroughs below are those approved at the time of last renewal).

- A separate Counter Guarantee of the company is to be submitted prior to issue of each Bank Guarantee, unless an omnibus counter guarantee has been submitted.
- The Bank will not normally issue any guarantee that:

MakeMyTrip (India) Pvt. Ltd. Gurgaon

- Does not contain a clause limiting the liability and the period for honoring claims, in a form approved by the Bank
- Contains any onerous clause or places a undue liability, or is required in a format not acceptable to the Bank.
- Requires the Bank to automatically renew / extend the guarantee
- Relates to performance of an obligation not related to borrower's normal business
- Purports to guarantee direct/indirect borrowings. This does not apply to 'Advance Payment Guarantees ' in connection with contract execution.
- The Bank has not received, to its satisfaction, documentary evidence of the underlying obligation and of the Borrowers ability to fulfill the same.

- Payment will be made on an invoked Bank Guarantee, immediately on receipt of a valid claim, , under intimation to you, by debit to your operative cash credit/ current account, for which you are obliged to make good the funds, forthwith.

- The company and the guarantor shall undertake to provide full margin if the Bank does not want to renew the guarantee. In case of BGs issued for more than 18 months validity, the Bank has right to demand 100% cash margin in deposit , after the expiry of 18 months.

- The Bank, may at its discretion permit issue of guarantees on behalf of your Wholly owned SPVs/ JV entities where you hold substantial interest :
  - A Board Resolution stating, "the Borrowers are responsible for any risk and liability arising out of the BGs issued on behalf of the SPV/ JVs/ consortia and the securities offered by the company can be appropriated towards such liabilities.
  - A request letter from the company authorizing the Bank to issue the BG on behalf of consortium, from out of the limit sanctioned to the borrower.
  - BGs on behalf of consortium/JVs will be issued only after approval of such consortium arrangements (names, capabilities, liabilities, etc of foreign and Indian partners)
  - A counter guarantee authorized by a Board resolution from the subsidiary/ JV entity, if required.
- The borrower should submit a quarterly certificate from a practicing CA / statutory auditor that all payments / settlements to IATA were done promptly, supported by details of instrument and proof of payment to IATA (Bank statement), listing out delays, beyond 3 days if any. Also no certificate is required if payment has been made through IndusInd Bank Account.

- The company/ Borrower should undertake to inform the Bank immediately, by means of a special letter, in case of any adverse event as regards performance of the underlying obligation such as claims, counterclaims, dispute, cost and time overruns Court / Arbitration proceedings and the like.

Type of Facility	**Overdraft against credit card receivables of American Express credit card.**
Limit	Rs20crores.
Purpose	To meet working capital requirements.
Rate of interest	9.10% p.a., Linked to 1 year MCLR Bank has the right to substitute/change MCLR with any alternate rate or change the spread over MCLR or over such rate as per policy of the bank or as may be requested by RBI/statutory directives.
Period of Sanction	Repayable on demand, subject to review at annual intervals or as may be decided by the Bank.

MakeMyTrip (India) Pvt. Ltd. Gurgaon

INDUSIND BANK LIMITED

Margin	Nil
Primary Security	- Exclusive charge over all the assets of the company excluding vehicles which are purchased or will be purchased by the Company under hypothecation to the financing Bank(s) - Direct payment routing confirmation of entire receivables from American Express Credit card with IBL.
Guarantees	Corporate Guarantee of MakeMy Trip Limited.
Documentation	As per Bank's internal policies/ guidelines.
Other terms	One way interchangeability to the extent of Rs20crores permitted into IATA BG facility.

Type of Facility	**Bank Guarantee -1 for IATA**
Nature	Financials/ Performance Guarantees
Limit	Rs165crores.
Purpose	To be submitted to IATA for guarantying the payment obligations.
Period of Sanction	12 months
Cash Margin	Nil
Commission	0.15% p. a. plus applicable taxes
Tenor (including claim period)	18 Months including claim period (In case of guarantees exceeding 18 months Bank has the right to call for such guarantees to be covered by full cash margin from 19th month onwards)
Primary Security	Exclusive charge over all the assets of the company excluding vehicles which are purchased or will be purchased by the Company under hypothecation to the financing Bank(s).
Guarantees	Corporate Guarantee of MakeMy Trip Limited.
Other Terms	- IBL charge considering the enhanced amount to be filed upfront. - One way interchangeability from OD facility-1 and 2 of Rs15crores and Rs20crores is permitted into this facility.

Special Covenants For Bank Guarantee: (The deletions/strikethroughs below are those approved at the time of last renewal).

- A separate Counter Guarantee of the company is to be submitted prior to issue of each Bank Guarantee, unless an omnibus counter guarantee has been submitted.
- The Bank will not normally issue any guarantee that:
  - Does not contain a clause limiting the liability and the period for honoring claims, in a form approved by the Bank
  - Contains any onerous clause or places a undue liability, or is required in a format not acceptable to the Bank.
  - Requires the Bank to automatically renew / extend the guarantee
  - Relates to performance of an obligation not related to borrower's normal business
  - Purports to guarantee direct/indirect borrowings. This does not apply to 'Advance Payment Guarantees ' in connection with contract execution.
  - The Bank has not received, to its satisfaction, documentary evidence of the underlying obligation and of the Borrowers ability to fulfill the same.

- Payment will be made on an invoked Bank Guarantee, immediately on receipt of a valid claim, , under intimation to you, by debit to your operative cash credit/ current account, for which you are obliged to make good the funds, forthwith.

MakeMyTrip (India) Pvt. Ltd. Gurgaon

INDUSIND BANK LIMITED

The company and the guarantor shall undertake to provide run margin of the Bank does not want to renew the guarantee .In case or BGs Issued for more than 18 months validoty, the Bank has nght to demand 100% cash margin on deposot , after the expory or 18 months. The Bank, may at Its discretion permi t l"ue of guarantees on behalf or your Wholly owned SPVsl JV entitles where you hold substantial Interest : o A Board Resolution stating, "the Borrowers are responsible for any risk and liability arisong out of the 8Gs issued on behalf of the SPV/ JVsl consortoa and the secuntoes offered by the company can be appropnated towards such llaboliues. o A request letter from the company authorizing the Bank to Issue the 8G on behalf of consortoum, from out of the lomot sanctooned to the bonrower. o 8Gs on behalf of consortiumiJVs will be issued only after approval of such consortoum arrangements (names, capabolotles, llabolitles, etc of foreign and Indian partners) o A counter guarantee authorized by a Board resolution from the subsidiary/ JV entity, if required. The borrower should submit a quarterly certificate from a practicing CA I statutory auditor that all payments I settlements to lATA were done promptly, supported by detaols of instrument and proof of payment to lATA (Bank statement), listing out delays, beyond 3 days of any. Also no certificate Is requored of payment has been made through lnduslnd Bank Account. The company/ Bonrower should undertake to onforrn the Bank ommedoately, by means of a special letter, In case of any adverse event as re<Jards performance of the under1yong obligation such as claims, counterclaims, dospute, cost and time overruns Court I Arbotratoon proceedings and the loke. Type of Facility Bank Guarantee-2 (as a sub-limit of lATA BG facility) Nature Flnanclalsl Performance Guarantees. Limi t RslScrores. (As a sub-lomit of the lATA 8G Faciloty) Purpose ,8G to be opened for all regular busoness purpose on INR 1 foreogn currency. Period of Sanction 12months. Cash Margin NoI. Commission 0.15% p . a. plus applicable taxes 18 Months including claim period (In case of guarantees exceeding 18 months Tenor (including Bank has the right to call for such guarantees to be covered by full cash marginclaim period) from 19th month onwards) c:'Exclusove charge over all the assets of the company excludong vehocles which r rimary Security are purchased or will be purchased by the Company under hypothecation to the financing Bank(s) . Gua rantees Corporate Guarantee of MakeMy Trop Um1ted. Special Covenants For Bank Guarantee: {The deletlons/strikethroughs below are those approved at t he time of last renewal). A separate Counter Guarantee of the company Is to be submitted prior to issue of each Bank Guarantee, unless an omnobus counter guarantee has been submotted. The Bank will not normally Issue any guarantee that: o Does not contain a clause ltmotong the liability and the pertod for honoring daorns, on a form approved by the Bank o Contains any onerous clause or places a undue liabohty, or Is required In a format not acceptable to the Bank. o Requires the Bank to automatically renew I extend the guarantee

o Relates to performance or an obligation not related to borrower's normal bus1ness o Purports to guarantee dlrCct/lncllrect borrowings. Thts docs not 11pply to 'Advance Payment Guarantees' In connect1on w1th contract execution. o The Blink has not rece1ved, to its satisfaction, document~ry evidence of the underlying obligation and of the Borrowers ability to fulfill the same. Payment will be made on an Invoked Bank Guarantee, 1mmed1ately on receipt of a valid claim, , under Intimation to you, by deb1t to your operative cash credit/ current account, for wh1ch you are obliged to make good the funds, forthwith. The company and the guarantor shall undertake to provide full margin if the Bank does not want to renew the guarantee. In case of BGs Issued for more than 18 months validity, the Bank has right to demand 100% cash margin In deposit, after the expiry of 18 months. The Bank, may at 1ts discretion perm1t 1ssue of guarantees on behalf of your Wholly owned SF'Vs/ JV ent1t1es where you hold substantial Interest : o A Board Resolution stating, "the Borrowers are responsible for any risk and liability arising out of the BGs Issued on behalf of the SPV/ JVs/ consortia and the securities offered by the company can be approproated towards such liabilities. o A request letter from the company authorizing the Bank to issue the BG on behalf of consortium, from out of the lim1t sancttoned to the borrower o BGs on behalf of consorttum/JVs w111 be 1ssued only after approval of such consortium arrangements (names, capabilities, liabilities, etc of foreign and indian partners) o A counter guarantee authorozed by a Board resolution from the subsidiary/ JV entity, If required. The borrower should subm1t a quarterly certificate from a practiCing CA I statutory aud1tor that all payments 1 settlements to lATA were done promptly, supported by deta1ls of Instrument and proof of payment to lATA (Bank statement), listing out delays, beyond 3 days 1f any. Also no cert1ficate Is required if payment has been made through lnduslnd Bank Account. The company/ Borrower should undertake to lnforrn the Bank Immediately, by means of a special letter, In case of any adverse event as regards performance of the underlying obligation such as claims, counterclaims, d1spute, cost and t1me overruns Court I Arbitration proceedmgs and the like. Type of Facility Stand by Letter or Credit (58LC) (AS a sub-limi t of 8G-2 of Rs15crores which Is a sub-limit of lATA BG facility of Rs165crores) Amount Rs2.50crores (As a sub-limit of BG-2 of RslScrores wh1ch is a sub•hm1t of lATA BG faCility of Rsl6Scrores). Tenor Upto 12months -To Issue SBLC favoring overseas correspondent bank requesting them to issuePurpose credit facility against IBL's SBLC/regular business purposes of the company. Period of Same as the BG tac11lty.Sanctio n ~hMar g in N1l Security Same as the BG fac1lity. To be communicated on a case by case basis at the time of Issuance of SBLC Commission depending on correspondent bank arrangement. I Rate shall be approved by Head CCB. I

Documentation	As per Bank's Documentation Manual/ Instructions and in consultation with Legal Department
Any other Covenants	- SBLC will be issued only after submission and examination and appraisal of documentary evidence of the underlying obligation. - A certificate from the company that their overseas subsidiary is not in default to any bank/ FI. - Shareholding of company directly or through investment companies to remain more than 51% in the overseas subsidiary. - The Bank will not normally issue any SBLC that: o Does not contain a clause limiting the liability and the period for honoring claims, in a form approved by the Bank. o Contains any onerous clause or places an undue liability, or is required in a format not acceptable to the Bank. o Relates to performance of an obligation not related to borrower's normal business. o Purports to guarantee direct/indirect borrowings. This does not apply to 'Advance Payment Guarantees' in connection with contract execution. o The Bank has not received, to its satisfaction, documentary evidence of the underlying obligation and of the Borrowers ability to fulfill the same. o Requires the Bank to automatically renew / extend the guarantee. o Payment will be made on an invoked SBLC, immediately on receipt of a valid claim, without reference to Co, by debit to Company's operative OD/ current account, for which company is obliged to make good the funds, forthwith. o If the Bank does not want to renew the SBLC, the Bank will give 30 days notice to Company to close the obligation. o The company/ Borrower should undertake to inform the Bank immediately, by means of a special letter, in case of any adverse event as regards performance of the underlying obligation such as claims, counterclaims, dispute, Court / Arbitration proceedings. o All RBI/Bank's guidelines to be complied with. Covenants for SBLC to be issued on behalf of subsidiaries: - A request letter to be obtained from the company authorizing the Bank to issue the SBLC on behalf of subsidiary from out of the limit sanctioned to the company. - Counter Indemnity guarantee from the company containing the clause that "Company is responsible for any risk and liability arising out of the BGs/SBLC issued on behalf of the subsidiary". - General Board Resolution authorizing Company to allocate its SBLC limits for use by its subsidiaries. - This would be subject to FEMA guidelines prevailing at the time of processing the transaction.

Type of Facility	**Short Forward Cover/ Options /Derivatives**
Limit	The Bank will enter into such contract, purely on a discretionary basis, for each deal based on an internal exposure computation. The manner and mode of arriving at this is solely as per the Bank's internal guidelines. Hence, the notional value of the underlying exposures for which the Bank would be willing to book forward/ option contracts has not been specified. For the purpose of a guidance value, this notional principal amount may be

MakeMyTrip (India) Pvt. Ltd. Gurgaon

IndusInd Bank Limited

taken as Rs62crores. However, the bank may not accept bookings, even If the amount of outstanding contracts IS below this value, depending on nature of outstanding & proposed contracts and market condtbons. HTM Threshold/ PFE: 8% of Rs62croressRs5crores. max permitted net payable on mark-to-MTM• Ntl as llmtts proposed to hedge own expo~ure of cash credit faCility. market computation For hedging IBL's own exposure. Purpose Period of Sanction Co-terminus with lATA BG facility. Commission As approved by Head CCBG. Cash/ Deposi t Nil margin Maximum tenor of In lone with that applicable for the lATA BG facility.cover Unless specifically stated, the facility is available only for Standard forward contracts and sale of put/ call currency opt1ons by Bank, with premium payable '•on cash up.front. Cost reductton opt1on structures may be permttted on a' Nature of Cover leverage not exceedtng 1: 1, and the Borrower should submtt evtdence of adeQuate un•hedged underlytng exposures to cover the nght leg In such structures, subject to compliance wtth RBI regulattons. Special Covenants for Forward Contract Limits: ~ A letter of request will be submitted by the borrower for booking forward contract with the authority to debit Its account with the cancellation charges, if any. ~ Forward cover contracts shall be duly stamped, as per State Stamp Acts and signed by authonzed Signatories. ~ The borrower should fumtsh a certificate to the effect that the exposures covered by the contract have not been covered wtth any other bank. ~ The exchange difference payable I recoverable on account of cancellation of the contracts, if any, will be credited I debited to that borrower's account only and the amount credited/debited shall have the same value-date as mentioned In the Bank's Forex Back-Office advice. If any Irregularity arises in the account of the borrower because of this, the borrower shall immediately ad)ust the same. ~ Booking I cancellation of Contracts wtll be permitted strictly as per RBI regulations. Special Covenants For Forwnd Contract Limits -A letter of request will be submitted by the borrower for booking forward con tract with the authority to debit its account with the cancellation charges, if any. -Forward cover contracts shall be duly stamped, as per State Stamp Acts and stgned by authorized signatories. -The borrower should furnish a certificate to the effect that the exposures covered by the contract have not been covered w1th any other bank. -The exchange dtfference payable I recoverable on account of cancellation of the contracts, If any, will be credited I debited to that borrower's account only and the amount credited/debited shall have the same value -date as mentioned In the Bank's Forex Back-Office advice. If any Irregularity arises In the account of the borrower because of this, the borrower shall Immediately adjust the same. -Booking I cancellation of Contracts will be permitted strictly as per RBI regulations. -The Bank may, for all merchant forward contracts I denvatives structures, compute on daily basis as the replacement cost of outstanding forward contracts /denvatwes. In case such recomputed exposure less the cash margm depostted with us, exceeds Rs Nil. t.e., the MTM Threshold specified above, the Bank may In tts sole discretion require you to bring addttlonal deposit margin immediately so as to maintain the exposure within the sanctioned exposure. In case this is not done, the Bank shall have the right to initiate all such steps it considers appropriate, including canceling one or more or all of the outstanding forward contracts/derivative contracts, without further reference to you. You shall be liable to make good the losses suffered by the Bank consequently. In case a margin call is outstanding, Bank, may at its discretion, suspend booking of further contracts.

Type of Facility	Overdraft against Fixed deposits.
Limit	Rs30crores.
Purpose	To meet working capital requirements.
Rate of interest	9.10% p.a., Linked to 1 year MCLR Bank has the right to substitute/change MCLR with any alternate rate or change the spread over MCLR or over such rate as per policy of the bank or as may be requested by RBI/statutory directives.
Period of Sanction	Repayable on demand, subject to review at annual intervals or as may be decided by the Bank.
Margin	Nil
Primary Security	Fixed Deposits to the extent of 100% of the transaction amount duly lien marked in favour of IndusInd
Documentation	As per Bank's internal policies/ guidelines.

Type of Facility	Bank Guarantee
Nature	Financials/ Performance Guarantees.
Limit	Rs30crores
Purpose	BG to be opened for all regular business purpose in INR / foreign currency.
Period of Sanction	12months.
Cash Margin	100%
Commission	0.15% p. a. plus applicable taxes
Tenor (including claim period)	24 months including claim period
Primary Security	Fixed Deposits to the extent of 100% of the transaction amount duly lien marked in favour of IndusInd.
Guarantees	Nil

Special Covenants For Bank Guarantee:

- A separate Counter Guarantee of the company is to be submitted prior to issue of each Bank Guarantee, unless an omnibus counter guarantee has been submitted.
- The Bank will not normally issue any guarantee that:
    - Does not contain a clause limiting the liability and the period for honoring claims, in a form approved by the Bank
    - Contains any onerous clause or places a undue liability, or is required in a format not acceptable to the Bank.
    - Requires the Bank to automatically renew / extend the guarantee
    - Relates to performance of an obligation not related to borrower's normal business

Makemytrip (India) Pvt. Ltd. Gurgaon

IndusInd Bank Limited

- Purports to guarantee direct/indirect borrowings. This does not apply to 'Advance Payment Guarantees ' in connection with contract execution.
- The Bank has not received, to its satisfaction, documentary evidence of the underlying obligation and of the Borrowers ability to fulfill the same.

- Payment will be made on an invoked Bank Guarantee, immediately on receipt of a valid claim, , under intimation to you, by debit to your operative cash credit/ current account, for which you are obliged to make good the funds, forthwith.

- The company and the guarantor shall undertake to provide full margin if the Bank does not want to renew the guarantee. In case of BGs issued for more than 18 months validity, the Bank has right to demand 100% cash margin in deposit , after the expiry of 18 months.

- The borrower should submit a quarterly certificate from a practicing CA / statutory auditor that all payments / settlements to IATA were done promptly, supported by details of instrument and proof of payment to IATA (Bank statement), listing out delays, beyond 3 days if any. Also no certificate is required if payment has been made through IndusInd Bank Account.
- The company/ Borrower should undertake to inform the Bank immediately, by means of a special letter, in case of any adverse event as regards performance of the underlying obligation such as claims, counterclaims, dispute, cost and time overruns Court / Arbitration proceedings and the like.

General Covenants Applicable To All Facilities

Unconditional and irrevocable corporate guarantee of MakeMy Trip Ltd.

Others Terms and Conditions	
Processing Charges	Nil
Penal interest rate	Applicable rate + 2%: For non-submission of information sought by the Bank. Applicable Rate +2%: For other irregularities rendering the account overdue, devolvement of LCs, invocation of BG's etc.
Inspection	Quarterly. Cost to be borne by the company.
Insurance	All assets charged / financed by the Bank to be fully insured for 100% of the value in the name of the borrower with the Bank Clause.
Other conditions	- IBL's prior approval should be obtained for any acquisition or investments made by the borrower or the guarantor company in excess of 10% of their net worth at any one time or in a financial year. - Deferral of 60 days for charge perfection on corporate guarantee of parent company for the enhanced amount. - BG's can be issued in favor of borrower and or its subsidiaries/ SPVs/associate concerns/ group companies (BG of Rs45crores may be issued on behalf of Ibibo Group Private Limited favoring IATA and for this letter from MMTPL authorizing the bank to issue the BG using limits of MMTPL should be obtained). - Company to undertake to route at least Rs1000crores of throughput from IBL counters annually. - Company's performance and cash position as well as cash position of the parent company should be monitored on a quarterly basis and a brief report comprising revenues, cash deposits and turnover routed through IBL shall be submitted to Bank within a fortnight from the end of the each quarter.

MakeMyTrip (India) Pvt. Ltd. Gurgaon

IndusInd Bank Limited

Company should get all its sanctioned facilitoes rated by an approved ratong .tgency till 31 03.2018. Other General Covenants: (Strikethroughs are same as those approved at the time of IelSt renewal) The borrowing arrangements would be subject to the following terms and conditions: The Bank will have the nght to examine the books of accounts of the borrower from time to time by officers of the Bank and/or outside consultants and the expenses Incurred by the Bank In this regard will be borne by the borrower. The Bank may at its sole discret1on disclose such information to such lnstltutlon(s) In connection w1th the credit facilities granted to the borrower. During the currency of the Bank's credit facilities, the borrower shall lntomate the Bank on wntlng within 30 days of : o Effect any change on theor capital structure. o Shall not pledge the shares held by the promoters, group beyond 10% of holdongs, for raosing any loan or for secuntozong any loans or advances availed/to be availed by them from any bank/FV lender. o Formulate any scheme of amalgamatoon/reconst1tubon. o Undertake any new project/Scheme unless the expenditure on such expansion etc., 1s covered by the borrower's net cash accruals after provldong for dovldends, Investments, etc., or from long term funds received for flnandng such new projects or expansion. o Normal trade credit or security deposits In the usual course of business or advances to employees, etc., are, however, not covered by this covenant. o Enter into borrowing arrangements either secured or unsecured with any other Bank, financial institution, borrower or otherwise save and except the working capital faclloties, granted/to be granted by other consortium /member banks, under consortium/multiple banking arrangement and the term loans proposed to be obta1ned from financial institutions/banks for completion of the replacement•cum-modemozatton program. o Undertake guarantee obhgat1ons on behalf of other companies/ associates/ affiliates. o Oeclare dividends for any year except out of the profits relat1ng to that year The borrower should intomate the bank In wnting within 30 days of any matenal change on theor management set up. No material change in the shareholding pattern of the company which has an effect of a possible change In the management control of the company shall be made without pnor approval of the Bank. The borrower will keep the Bank lntoo med or the happening of any event, likely to have a substantial effect on their production, sales, profits, etc., such as labor problem, power cut, etc. and the remedial steps proposed to be taken by the borrower. The borrower will Inform the Bank If any winding up petition Is filed against the borrower. The borrower will keep the Bank advised of any circumstances adversely affecting the financial position of their subsidiaries Including any action, taken by any creditor against any of the subsldianes. The borrower shall submit the declarations as regards: • Not to use the funds for capital market actov1ties. • That neither the Company nor t he Directors race any hbgatoon, except on the normal course of busoness. • The Dorectors I senoor executoves of the company, and/or theor relat1ves are not connected w1th the Bank (IBL) and are not dorectors in any other bank. • No commission has been paid to guarantors on extend1ng theor guarantee for the advance The Bank would charge the standard service charges on respect of dofferent otems of service as In force from time to time.

- The borrower to furnish to the Bank every year two copies of audited/printed balance sheet and profit and loss account statements of the borrower immediately on being published / signed by the auditors, along with the usual renewal particulars.
- To forward half-yearly balance sheet and profit and loss account statements within two months from the end of the half-year and annual audited accounts within 3 months.

- **Negative Lien:** The borrower should not create, without prior consent of the Bank, charges on their any or all properties or assets during the currency of the credit facilities granted by the Bank.
- **Insurance:** All stocks and collateral securities like immovable properties should be kept fully insured against all risks including fire, strikes, riot, malicious damages & natural calamities etc., with the incorporation of Bank's Hypothecation clause and the policies retained by the borrower. A copy of this policy should be submitted to the Bank for their record.

- **External Loan Rating :** The Borrower is advised to have all the facilities sanctioned herein rated by an approved external rating agency, and the rating letter specifying these limits should be with us by 31.03.2018. In case of default in this, Bank will have the right to reprice the facilities, with retrospective effect from 90 days of date of sanction.

- **Others**

  - Non-fulfillment of above financial and non-financial covenants will trigger an event of default, unless specifically waived in writing. Consequence of an event of default could be levy of penal interest and/or withdrawal of the facility.
  - In the event of withdrawal/cancellation of the facility, the borrower accepts to fully cash collateralize any exposure that the Bank has assumed on the client or on behalf of the client, which could not be immediately repaid or unwound.
  - Borrower/facilities should conform to guidelines that have been/will be issued by RBI from time to time.
  - Open salary accounts of all employees with Indusind Bank Ltd. within 3 months.
  - All interest and cess are exclusive of any taxes and withholdings that may be payable on account of prevailing statutes.
  - The Bank has the right to change or modify the rate of interest, or alters the spread, at such intervals or whenever it may deem fit, and a notice of the change to the Borrower will be binding on them.
  - In the event of default, The Bank reserves the right at its sole discretion; to modify, vary or add to the terms and conditions, or to terminate the said Banking Facilities concerned, at any time, and to recall any or all of the amounts due under the said Banking Facilities. All amounts due in respect of the said Banking Facilities shall become payable forthwith on such demand.
  - As regards the un-utilized limits if any under the facility, Bank reserves the right at any point of time, to revoke or cancel and/or vary, alter or modify the said un-utilized limits, at Bank's discretion without prior notice & without assigning any reasons therefore.
  - The company shall pay on demand to the bank the cost between the solicitors/ advocates/ company secretaries/ inspectors and clients incurred by them or any of them in connection with the registration of the securities and clarifications/ charges thereof with the Registrar of Companies, compilation of search/ status reports and/ or any other matter incidental to or in connection with transactions of the Company with the Bank and also reimburse the Bank for all out-of-pocket expenses including legal, stamping, documentation, incurred in the negotiation, documentation, and disbursement of the facility
  - -(It has been stipulated that the company should route at-least Rs1000crores of turnover through IBL counters annually.)
  - Company should furnish a written confirmation that the company/ its directors in the best of their knowledge and belief are not defaulters with any bank/FI, and there are no legal proceedings initiated or pending against them for recovery of any borrowings.

In case In the opinion of the Blink's there has been a material adverse change tn the Borrower's bustness and financial condttton, such as: Sale or curtailment or closure of any or the Borrowers matn businesses. Cash losses in any one quarter or continuing accounting losses in three quarters. Adverse action by any Regulatory Authonty. Default to the Bank under any other facthty or to any other lender. Action by any class of stakeholders which ts likely to signtflcantly Impair Borrower's business. Filing of winding up petitton by any creditor/shareholder against the Borrower. The Bank is entttled to withhold further disbursements and/or recall the loan In part or full.